Exhibit 99.1

Contacts: Brenda Ropoulos Investor Relations Credence Systems Corporation Phone: 408-635-4309 FAX: 408-635-4986 E-mail: brenda_ropoulos@credence.com	Jane Evans-Ryan Media Relations Phone: 408-489-6391 Email: jane@genuitypr.com

Credence Announces Profitable Fourth Quarter and Fiscal Year 2007

Milpitas, California, January 8, 2008 — Credence Systems Corporation (Nasdaq: CMOS), a provider of test solutions for the worldwide semiconductor industry, today reported its results for the fourth quarter and fiscal year ended November 3, 2007. Highlights for the fourth quarter include a net profit of $5.6 million.

Net sales for the fourth quarter were $97.7 million, down 21 percent from third quarter net sales of $123.5 million, and down 23 percent from the fourth quarter of fiscal year 2006 net sales of $127.1 million.  Incoming orders for the fourth quarter of fiscal 2007 were $54.4 million, corresponding to a book-to-bill ratio of 0.55.  Net income for the quarter was $5.6 million or $0.05 per share, versus a net income of $10.3 million or $0.10 cents per share in the third quarter and a net loss of $1.9 million or $0.02 per share in the fourth quarter of fiscal 2006.

For fiscal 2007, net sales were $461.1 million, down 6.5 percent from net sales of $493.4 million in the fiscal year ended October 31, 2006.  The company achieved a net profit for fiscal 2007 of $12.5 million, or $0.12 per share.  This represents the company’s first profitable year in six years.  This compares to a net loss of $481.6 million, or $4.82 per share in fiscal 2006.  In addition, Credence more than doubled its cash and investments on the balance sheet to $242.1 million, compared with $102.8 million at the end of fiscal 2006.

The company today also outlined significant corporate changes intended to build on core technology strengths while simplifying its operations to meet increasing opportunities in Asia-driven consumer semiconductor markets.  Credence intends to prioritize its research and development activities in the Diamond and industry-standard ASL platforms to accelerate their deployment in mainstream consumer semiconductor markets. The company intends to focus Sapphire platform development on configurations that support leading-edge applications for the high end of the consumer semiconductor markets.  With the highest concentration of consumer semiconductor manufacturers located in Asia, Credence will seek to double its sales and support headcount in the region by the end of 2008.

The company intends to divest or otherwise reduce its commitment to businesses and products that are unrelated to its consumer semiconductor market focus, including its Diagnostics and Characterization business and Sapphire DPI solution.  Credence also intends to scale down its service infrastructure and align with the self-service model commonly used by its major North American IDM customers. Additionally, the increase in service resources in Asia will enable the company to better serve the unique needs of this base. Outsourced manufacturing activities will continue in accordance with previously announced plans.

With the addition of approximately 100 employees related to the increased consumer focus, the company anticipates that these restructuring initiatives will result in a net worldwide headcount reduction of 400 people, or approximately 30 percent of the workforce by end of fiscal 2008.  Credence intends to take charges of approximately $16 million in the first fiscal quarter of 2008 in connection with this restructuring.

“The essence of our new strategy is simplicity and focus,” said Lavi Lev, Credence’s president and CEO.  “This means doing fewer things better in a focused market.  For

Credence, it’s the high-growth consumer semiconductor markets, where the customer pool is rich, the application space is deep, and our growth engines, Diamond, ASL and Sapphire are already well positioned.  Executing on the new strategy regrettably requires extremely difficult decisions that affect valued employees and colleagues.  We are nonetheless convinced that these are the right decisions to ensure a successful future for Credence,” added Lev.

First quarter fiscal 2008 outlook

Net sales in the first quarter of fiscal 2008 are expected to be $58 million to $62 million, with a per share loss of approximately $0.37 to $0.39.

Credence will discuss its fiscal 2007 and fourth quarter results, its proposed restructuring activities and  its outlook for Q1 2008 in a conference call today beginning at 5:00 a.m. PST/8:00 a.m. EST. The call will be simultaneously webcast and will be accessible at www.credence.com under Investor Relations. A replay of the call will be available for approximately 30 days. The number for the replay is 888-286-8010, domestically, and 617-801-6888, internationally. The passcode for both is 97498349.

About Credence

Credence Systems Corporation is a provider of ATE solutions for the consumer semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost & performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our intention to build on the company’s core technology strengths while simplifying our operations, our intention to prioritize our research and development activites in the Diamond and ASL platforms to accelerate their deployment, our intention to exclusively focus Sapphire platform development on the high-end consumer semiconductor markets, our intention to to double our sales and support headcount in Asia, our intention to divest or reduce our commitment to businesses and products that are unrelated to our consumer semiconductor market focus, our intention to scale down our service infrastructure and align with a self-service model, our intention to increase our services resources in Asia, our intention to continue outsourced manufacturing activities, our estimate of headcount reductions resulting from the restructuring activities, our estimate of charges to be taken during the first quarter of fiscal 2008 associated with the restructuring activities, our expectation that the implementation of the discussed changes will ensure future success for the Company, and our expected net sales and earnings per share for the first quarter of fiscal 2008. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the difficulties of transferring the focus of our business into areas in which we have limited experience, the volatility of the trading price of our stock, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, the timing of new technology, product introductions, customer requirements relating to the customization of products, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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NOTE: Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Editors: tables to follow

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

2007	2006	2007	2007	2006
Q4	Q4	Q3	FY	FY
Actual	Actual	Actual	Actual	Actual

			Prior Quarter
	Three Months Ended		Ended	Twelve Months Ended
	November 3,	October 31,	August 4,	November 3,	October 31,
	2007	2006	2007	2007	2006

Net Sales (1)	97,669	127,148	123,532	461,139	493,374
Costs of Goods Sold - on net sales (1)(2)	49,594	70,401	60,228	243,042	309,004
Gross Margin $	48,075	56,747	63,304	218,097	184,370
Gross Margin %	49.2%	44.6%	51.2%	47.3%	37.4%

Operating Expenses
Research & Development (3)	16,919	20,525	18,696	77,155	91,372
Sales, General, & Administration (1)(4)	23,483	27,744	27,042	105,478	117,596
Amortization of Purchased Intangibles	4,512	4,528	4,451	17,872	17,237
Reduction of Goodwill	—	—	—	—	423,875
Restructure	(564)	7,836	(9)	445	11,002
Total Operating Expenses	44,350	60,633	50,180	200,950	661,082

Operating Income/(Loss)	3,725	(3,886)	13,124	17,147	(476,712)

Other Expense/(Income)	216	(2,984)	1,163	1,199	(1,011)
Income Before Taxes	3,509	(902)	11,961	15,948	(475,701)
Income Taxes	(2,072)	1,040	1,623	3,494	5,884
Net Income/(Loss)	5,581	(1,942)	10,338	12,454	(481,585)
Net Income %	5.7%	-1.5%	8.4%	2.7%	-97.6%

Net Income/(Loss) per Share
Basic	0.05	(0.02)	0.10	0.12	(4.82)
Diluted	0.05	(0.02)	0.10	0.12	(4.82)

Number of Shares used in Computing per share amounts
Basic	101,527	100,527	101,194	101,085	99,981
Diluted	107,943	100,527	107,726	101,129	99,981

(1)          Effective the first quarter of fiscal 2007, Credence reclassified engineering consulting and customized services as revenue instead of as an offset to selling, general, and administrative expenses.  The labor and material associated with the delivery of these services which had previously been reported as selling, general, and administrative expenses are classified as cost of goods sold.  For the three and twelve month periods ended November 3, 2007, the total amount of engineering consulting and customized services classified as net sales is $3.0 million and $14.4 million respectively.  For the three and twelve month periods ended November 3, 2007, the total amount of cost of goods sold is $2.4 million and $10.6 million, respectively.  For the three month period ended August 4, 2007 the total amount of engineering consulting and customized services classified as net sales is $2.6 million and the related cost of goods sold is $1.6 million.  For comparative purposes, for the three and twelve month periods ended October 31, 2006, $5.2 million and $18.9 million, respectively has been reclassified as net sales.  The related cost of goods sold of $3.6 million and $11.9 million for the three and twelve month periods ended October 31, 2006, respectively has been reclassified to cost of goods sold from selling, general, and administrative expenses.

(2)          Includes stock-based compensation under FAS 123R (adopted on November 1, 2005) of $0.5 million and $0.8 million for the three and twelve month periods ended November 3, 2007, respectively.  For the three months ended August 4, 2007 stock-based compensation expense was $0.06 million. For the three and twelve month periods ended October 31, 2006, stock-based compensation expense was $0.2 million and $0.7 million, respectively.  The twelve month period ended November 3, 2007 includes a benefit of reclaimed VAT in the amount of $1.1 million.

(3)          Includes stock-based compensation under FAS 123R of $0.05 million and $1.3 million for the three and twelve month periods ended November 3, 2007, respectively.  For the three month period ended August 4, 2007, stock-based compensation expense was $0.5 million.  For the three and twelve month periods ended October 31, 2006, stock-based compensation expense was $0.4 million and $1.9 million, respectively.

(4)          Includes stock-based compensation under FAS 123R of $0.7 million and $3.3 million for the three and twelve month periods ended November 3, 2007, respectively.   For the three month period ended August 4, 2007, stock-based compensation expense was $0.6 million.  For the three and twelve month periods ended October 31, 2006, stock-based compensation expense was $0.7 million and $3.0 million, respectively.

(5)          Beginning in Q1 2007, Credence changed its fiscal year end from a calendar date ending October 31 to a 52 or 53 week calendar ending on the Saturday closest to October 31.  There were 91 days in the fourth quarter of fiscal year 2007 and fiscal year 2007 will be a 52 week fiscal year ending November 3, 2007.  This change has no impact on Credence’s results of operations, financial position, or cash flows.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Prior
	Quarter
	November 3,	August 4,	October 31
	2007	2007	2006 (1)
	(unaudited)	(unaudited)
ASSETS:

Current Assets:
Cash and Cash Equivalents	179,264	118,056	95,635
Short Term Investments	62,869	72,816	7,177
Accounts Receivable, net	64,174	108,269	114,796
Inventories	62,506	67,461	55,200
Other Current Assets	26,602	26,731	24,661
Total Current Assets	395,415	393,334	297,469

Property and Equipment, net	75,299	78,369	87,175
Other Assets	118,598	124,305	132,951
Total Assets	589,312	596,008	517,594

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Convertibles Subordinated Notes	70,700	70,700	0
Accounts Payable	20,365	25,320	32,477
Accrued Liabilities	94,841	102,313	105,089
Deferred Profits	2,703	6,295	6,143
Total Current Liabilities	188,609	204,628	143,709

Convertible Subordinated Notes	119,728	119,278	145,000
Other Liabilities	35,247	35,381	6,686
Long-term Deferred Income Taxes	9,473	9,473	9,473
Stockholders' Equity	236,255	227,248	212,726

Total Liabilities and Stockholders' Equity	589,312	596,008	517,594

(1)          Derived from the audited financial statements for the year ended October 31, 2006.